UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 31, 2007
HARMONIC INC.
(Exact name of registrant as specified in its charter)
Commission file number: 000-25826

Delaware	77-0201147
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

549 Baltic Way	94089
Sunnyvale, California	(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 542-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets
On July 31, 2007, Harmonic Inc., a Delaware corporation (“Harmonic” or the “Company”), completed its acquisition (the “Acquisition”) of Rhozet Corporation, a California corporation (“Rhozet”), pursuant to a previously-announced Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 25, 2007, by and among the Company, Dusseldorf Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Harmonic, Rhozet, and David Trescot, as shareholder representative.
Rhozet offers software-based universal transcoding solutions that facilitate the creation of multi-format video for Internet, mobile and broadcast applications.
Under the terms of the Merger Agreement, Harmonic paid or will pay an aggregate of approximately $15.5 million in total consideration (the “Merger Consideration”), comprised of (i) approximately $2.5 million in cash and approximately 1.1 million shares of Harmonic’s common stock, par value $0.001 per share (“Harmonic Common Stock”), in exchange for all of the issued and outstanding capital stock of Rhozet, and (ii) approximately $2.8 million of cash which will be paid, at such time as provided in the Merger Agreement, to the holders of options to acquire Rhozet’s common stock that were outstanding immediately prior to the effective time of the Merger. Pursuant to the Merger Agreement, approximately $2.3 million of the Merger Consideration, consisting of cash and shares of Harmonic Common Stock, is being held back by the Company for at least eighteen (18) months following the closing of the Acquisition to satisfy certain indemnification obligations of Rhozet’s shareholders.
Item 9.01	Financial Statements and Exhibits
(a)	Financial statements of businesses acquired. The financial information required by this Item 9.01(a) has not been included with this filing and will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.

(b)	Pro forma financial information. The financial information required by this Item 9.01(b) has not been included with this filing and will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2007	HARMONIC INC.
	By:	/s/ Robin N. Dickson
Robin N. Dickson
Chief Financial Officer